Exhbit 99(h)(3)

PGIM Private Real Estate Fund, Inc. (the “Fund”)

Distribution and Service Plan

(Class D, Class S, and Class T Shares)

Introduction

The Distribution and Service Plan for Class D, Class S, and Class T shares of the Fund set forth below (the “Plan”) has been adopted pursuant to an exemptive order granted by the Securities and Exchange Commission (the “Multi-Class Order”) permitting the Fund to issue multiple classes of shares and to impose asset-based distribution fees and early withdrawal charges so long as the Fund complies with the provisions of Rules 6c-10, 12b-1, 17d-3, 18f3, 22d-1 and, where applicable, 11a-3 under the Investment Company Act of 1940 (the “1940 Act”), as amended from time to time, as if those rules applied to closed-end management investment companies, and complies with Financial Industry Regulatory Authority (“FINRA”) Rule 2341(d), as amended from time to time.

A majority of the Board of Directors of the Fund (the “Board”), including a majority of those Directors who are not “interested persons” of the Fund (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the “Rule 12b-1 Directors”), have approved this Plan by votes cast in person at a meeting called for the purpose of voting on this Plan and have determined that there is a reasonable likelihood that adoption of this Plan will benefit the Fund and its shareholders. Expenditures under this Plan by the Fund for Distribution Activities (defined below) are primarily intended to result in the sale of Class S and Class T shares of the Fund within the meaning of paragraph (a)(2) of Rule 12b-1 under the 1940 Act.

The purpose of the Plan is to create incentives for Prudential Investment Management Services LLC (the Fund’s distributor (the “Distributor”)), qualified broker-dealers, other financial institutions (which may include banks and retirement recordkeepers) and others that enter into a distribution, underwriting, selling, selected dealer or services agreement or other similar agreement, as applicable, with respect to Class D, Class S and/or Class T shares of the Fund (each of the foregoing, an “Intermediary”), and such Intermediaries’ financial professionals or other employees (as applicable), to provide distribution assistance to their customers who are investors in the Fund, to defray the costs and expenses associated with the preparation, printing and distribution of prospectuses and sales literature and other promotional and distribution activities and/or to provide for the servicing and maintenance of shareholder accounts, in each case as may be provided for in such agreements. The Intermediary may retain portions of the service and distribution fees payable hereunder in excess of its expenses incurred.

The Plan

The material aspects of the Plan are as follows:

1.	Distribution Activities

The Fund shall, directly or indirectly, engage Intermediaries to distribute or assist in the distribution of Class S and Class T shares of the Fund and/or to service shareholder accounts with respect to Class D, Class S and/or Class T shares. Services provided and activities primarily intended to result in the sale of Class S and Class T shares of the Fund are referred to herein as “Distribution Activities.” Distribution Activities may include some or all of the following services and facilities in connection with direct purchases by shareholders or in connection with products, programs or accounts offered by such Intermediaries: (i) facilities for placing orders directly for the purchase of the Fund’s shares; (ii) advertising; (iii) providing information about the Fund; (iv) providing facilities to answer questions from prospective investors about the Fund; (v) receiving and answering correspondence, including requests for prospectuses and statements of additional information; (vi) preparing, printing and delivering prospectuses and shareholder reports to prospective shareholders; and (vii) assisting investors in applying to purchase shares and selecting dividend and other account options. Distribution Activities do not include any services or activities that would constitute “personal service and/or the maintenance of shareholder accounts” under paragraph (b)(9) of Rule 2830 of the Conduct Rules of FINRA.

2.	Payment of Service Fee

The Fund may pay with respect to Class D, Class S and Class T shares an annual service fee as a percentage of the average daily net assets of the applicable Class (“service fee”) directly or indirectly to one or more Intermediaries as compensation for providing personal service and/or maintaining shareholder accounts, including (i) expenditures for overhead and other expenses of an Intermediary, (ii) telephone and other communications expenses relating to the provision of shareholder services and (iii) compensation to and expenses of financial professionals and other employees of an Intermediary for the provision of shareholder services. Such services may include, but are not limited to: (i) receiving, aggregating and processing shareholder orders: (ii) furnishing shareholder sub-accounting; (iii) providing and maintaining elective shareholder services such as check writing and wire transfer services; (iv) providing and maintaining pre-authorized investment plans; (v) communicating periodically with shareholders; (vi) acting as the sole shareholder of record and nominee for shareholders; (vii) maintaining accounting records for shareholders; (viii) answering questions and handling correspondence from shareholders about their accounts; (ix) issuing confirmations for transactions by shareholders; (x) performing similar account administrative services; (xi) providing such shareholder communications and recordkeeping services as may be required for any program for which an Intermediary is a sponsor that relies on Rule 3a-4 under the 1940 Act; (xii) and providing such other similar services as may reasonably be requested to the extent an Intermediary is permitted to do so under applicable statutes, rules, or regulations. The service fee may not exceed the maximum amount, if any, as may from time to time be permitted for shareholder services under FINRA Rule 2341 or any successor rule, in each case as amended or interpreted by FINRA or its staff, which is 0.25% of the Fund’s average annual net assets or, with respect to any person who sells the Fund’s shares, 0.25% of the average net asset value of such shares, as of the date of this Plan. The Fund shall calculate and accrue daily amounts payable by its Class  D, Class S and Class T shares hereunder and shall pay such amounts monthly or at such other intervals as the Board may determine.

3.	Payment for Distribution Activities

The Fund may pay with respect to Class S and Class T shares an annual distribution fee, which shall not exceed 0.60% of the average daily net assets of the Class, directly or indirectly, to one or more Intermediaries as compensation for the performance of Distribution Activities. The Fund shall calculate and accrue daily amounts payable by its Class S and Class T shares hereunder and shall pay such amounts monthly or at such other intervals as the Board may determine. Payments under the Plan that may be used by the Intermediary to cover expenses primarily intended to result in the sale of Class S and Class T shares may not exceed the maximum amount, if any, as may from time to time be permitted for such services under Rule 2830.

Amounts paid by Class S and Class T shares of the Fund will not be used to pay the distribution expenses incurred with respect to any other class of shares of the Fund; distribution expenses attributable to both Class S and Class T shares will be allocated to the Class S and Class T shares according to the ratio of the sales of Class S and Class T shares to the total sales of the Fund’s shares over its fiscal year or such other allocation method approved by the Board. The allocation of distribution expenses among classes will be subject to the review of the Board.

The fees payable by the Fund with respect to Class S and Class T under the Plan may be used to compensate an Intermediary for Distribution Activities related to Class S and Class T, including without limitation:

(a)            sales commissions (including trailer commissions) paid to, or on account of, financial professionals or other employees of the Distributor;

(b)            indirect and overhead costs of an Intermediary associated with the performance of Distribution Activities, including platform development and maintenance as well as central office and branch expenses;

(c)            advertising for the Fund in various forms through any available medium, including the cost of preparing, printing and distributing Fund prospectuses, statements of additional information and periodic financial reports and sales literature to persons other than current shareholders of the Fund;

(d)            amounts paid to, or on account of, Intermediaries for performing services under a selling agreement, selected dealer agreement or other similar agreement with the Distributor with respect to Class S and Class T shares of the Fund, including, but not limited to, sales commissions, trailer commissions, and other costs associated with Distribution Activities;

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(e)            payments made to, and expenses of, an Intermediary and other persons who provide support or services to Fund shareholders, including but not limited to, office space and equipment, communication facilities, answering routine inquiries regarding the Fund and its operations, processing shareholder transactions, promotional, advertising or marketing activity, sub-accounting and recordkeeping services (in excess of ordinary payments made to the Fund’s transfer agent or to Intermediaries or other parties that act as sub-transfer agent, sub-accounting agent or other recordkeeper), obtaining shareholder information and providing information about the Fund, and asset allocation services; and

(f)             interest-related expenses, or the cost of capital associated with, the financing of any of the foregoing.

4.	Quarterly Reports; Additional Information

An appropriate officer of the Fund will provide to the Board for review, at least quarterly, a written report specifying in reasonable detail the amounts expended under the Plan and the purposes for which such expenditures were made in compliance with the requirements of Rule 12b-1. The Distributor will provide to the Board such additional information as the Board shall from time to time reasonably request, including information about Distribution Activities undertaken or to be undertaken by the Distributor.

The Distributor will inform the Board of the amounts payable in respect of Distribution Activities (including commissions and trailer commissions and other amounts) and account servicing fees to be paid by the Distributor to financial professionals or other employees of the Distributor and to Intermediaries that have entered into selected dealer agreements, selling agreements or other similar agreements with the Distributor.

5.	Effectiveness; Continuation

The Plan shall take effect as to the Fund as of the date set forth below; provided, that a majority of the outstanding voting securities (as defined in the 1940 Act) of the Class D, Class S and Class T shares of the Fund shall have approved a Distribution and Service Plan for Class D, Class S and Class T shares that provides for the payment of service and/or distribution fees by each such Class of the Fund in amounts at least equal to, or higher than, those provided for in Sections 2 and 3 hereof.

The Plan shall, unless earlier terminated in accordance with its terms, continue in full force and effect for so long as such continuance is specifically approved at least annually by a majority of the Board and a majority of the Rule 12b-1 Directors by votes cast in person at a meeting called for the purpose of voting on the continuation of the Plan.

6.	Termination

This Plan may be terminated with respect to the Fund or a Class at any time, without the payment of any penalty, by a majority of the Rule 12b-1 Directors, or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Class D, Class S and Class T shares, as applicable, of the Fund.

7.	Amendments

The Plan may not be amended to change the combined service and distribution fees to be paid as provided for in Sections 2 and 3 hereof so as to increase materially the amounts payable under this Plan with respect to the Fund or a Class unless such amendment shall be approved by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Class D, Class S and Class T shares, as applicable, of the Fund. All material amendments of the Plan, including the addition of additional funds to the Plan, shall be approved by a majority of the Board and a majority of the Rule 12b-1 Directors by votes cast in person at a meeting called for the purpose of voting on the Plan.

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8.	Rule 12b-1 Directors

While the Plan is in effect, the selection and nomination of the Rule 12b-1 Directors shall be committed to the discretion of the Rule 12b-1 Directors.

9.	Records

The Fund shall preserve copies of the Plan and any related agreements and all reports made pursuant to Section 4 hereof, for a period of not less than six years from the date of effectiveness of the Plan, such agreements or reports, and for at least the first two years in an easily accessible place.

10.	Severability

The provisions of the Plan are severable for each Class set forth herein, and whenever any action is to be taken with respect to the Plan, such action will be taken separately for each Class affected.

Dated: March 30, 2022

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